Exhibit 10.1

TENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
This Tenth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of December 31, 2013, by and between COMERICA BANK (“Bank”) and ARRAY BIOPHARMA INC. (“Borrower”).
RECITALS
Borrower and Bank are parties to that certain Loan and Security Agreement dated as of June 28, 2005, as amended from time to time, including by that certain First Amendment to Loan and Security Agreement dated as of December 19, 2005, that certain Second Amendment to Loan and Security Agreement, Consent and Waiver dated as of July 7, 2006, that certain Third Amendment to Loan and Security Agreement dated as of June 12, 2008, that certain Fourth Amendment to Loan and Security Agreement dated as of March 11, 2009, that certain Fifth Amendment to Loan and Security Agreement dated as of September 30, 2009, that certain Sixth Amendment to Loan and Security Agreement dated as of March 31, 2010, that certain bilateral extension letter dated as of March 4, 2011, that certain Seventh Amendment to Loan and Security Agreement dated as of June 11, 2011, that certain Eighth Amendment to Loan and Security Agreement dated as of December 28, 2012 and that certain Ninth Amendment to Loan and Security Agreement dated as of June 4, 2013 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.
NOW, THEREFORE, the parties agree as follows:
1.The following defined terms in Section 1.1 of the Agreement hereby are added, or amended and restated, as follows:
“Cash at Approved Outside Accounts” means Cash maintained at all financial institutions other than Bank and subject to Account Control Agreements in favor of, and in form and content acceptable, to Bank and Marketable Securities maintained at financial institutions other than Bank.
“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility by giving Borrower thirty (30) days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:
(a)    Accounts that the account debtor has failed to pay in full within ninety (90) days of invoice date;
(b)    Credit balances over ninety (90) days;
(c)    Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;
(d)    Accounts with respect to an account debtor, excluding Novartis, AstraZeneca, Celgene and any other account debtor with a market cap greater than Two Billion Dollars ($2,000,000,000), whose total obligations to Borrower exceed as of the applicable measurement date twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;
(e)    Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);
(g)    Accounts, excluding Novartis, with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(h)    Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;
(i)    Accounts with respect to which the account debtor is an individual, officer, employee, agent or Affiliate of Borrower;
(j)    Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;
(k)    Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;
(l)    Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful; and
(m)    Retentions and hold-backs.
“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and is not located in an OFAC sanctioned country and that are (i) insured by foreign credit insurance satisfactory to Bank, or (ii) approved by Bank on a case-by-case basis, which shall include Novartis and AstraZeneca. All Eligible Foreign Accounts must be calculated in U.S. Dollars.
“Eligible Inventory Value” means the value of Borrower’s raw materials and finished goods inventory as determined in accordance with GAAP consistently applied by Borrower.
“Equipment Value” means the value of any Equipment equal to the lesser of the net book value or the value set forth in an appraisal satisfactory to Bank as may be requested by the Bank.
“Liquidity Ratio” means (A) (i) Borrower’s total Cash at Bank and Cash at Approved Outside Accounts, minus (ii) all Obligations owing from Borrower to Bank under the Refinance Term Loan, plus (iii) eighty percent (80%) of Eligible Accounts, plus (iv) fifty percent (50%) of Equipment Value, plus (v) thirty five percent (35%) of Eligible Inventory, divided by (B) the aggregate outstanding amount under the Letter of Credit Sublimit; provided that the calculation of Eligible Inventory Value and/or Equipment Value shall be subject to a collateral audit by Bank.
“Marketable Securities” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Rating Services or Moody’s Investors Service, Inc. and (iii) funds up to the amount of One Million Dollars ($1,000,000) held at Fidelity.
“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.
“Refinance Term Loan Maturity Date” means October 26, 2017.
“Revolving Maturity Date” means June 9, 2015.
2.    Section 4.3 of the Agreement hereby is amended and restated in its entirety to read as follows:

“4.3    Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral, all in a timely manner, in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.”
3.    Section 5.3 of the Agreement hereby is amended and restated in its entirety to read as follows:
“5.3    Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Except as set forth on the Schedule, all Collateral is located solely in the Collateral States. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Liquidity Certificate as an Eligible Account. No licenses or agreements giving rise to such Eligible Accounts is with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory. All Inventory is in all material respects of good and merchantable quality, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.”
4.    New Section 6.2(e) hereby is added to the Agreement as follows:
“(e)    With respect to any month that Borrower includes Eligible Accounts and/or Eligible Inventory in the calculation of Borrower’s Liquidity Ratio pursuant to Section 6.6(b), within thirty (30) days after the last day of such month, Borrower shall deliver to Bank a Liquidity Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto, together with aged listings by invoice date of accounts receivable and accounts payable.”
5.    Section 6.6 of the Agreement hereby is amended and restated in its entirety to read as follows:
“6.6    Financial Covenants. Borrower shall at all times, tested on a monthly basis as of the last day of each month commencing on December 31, 2013, maintain the following financial ratios and covenants:
(a)    Minimum Cash at Bank. At all times when Borrower’s total Cash at Bank and Cash at Approved Outside Accounts is less than Twenty Two Million Dollars ($22,000,000), maintain a balance of Cash at Bank of not less than the amount equal to all Obligations owing from Borrower to Bank under the Refinance Term Loan.
(b)    Liquidity Ratio. A Liquidity Ratio of not less than 1.25 to 1.00.”
6.    Exhibit C to the Agreement hereby is replaced with Exhibit C attached hereto.
7.    Exhibit D to the Agreement hereby is replaced with Prime Referenced Rate Addendum set forth in Exhibit D attached hereto.
8.    New Exhibit E containing the Liquidity Certificate hereby is added to the Agreement in the form attached hereto as Exhibit E.
9.    The Schedule to the Agreement is hereby replaced with the Schedule attached hereto.
10.    No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.
11.    Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.
12.    Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.
13.    As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)    this Amendment, duly executed by Borrower;
(b)    Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;
(c)    a facility fee with respect to the Refinance Term Loan in the amount of Twenty Five Thousand Dollars ($25,000);
(d)    all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower's accounts against receipt of an invoice therefor from Bank; and
(e)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
14.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

ARRAY BIOPHARMA INC.

By: /s/ R. Michael Carruthers

Title: CFO

COMERICA BANK

By: /s/ J.P. Michael

Title: Senior Vice President

[Signature Page to Tenth Amendment to Loan and Security Agreement]

EXHIBIT C
Compliance Certificate
[Please see attached]

EXHIBIT D

Prime Referenced Rate Addendum To
Loan and Security Agreement

This Prime Referenced Rate Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of December 31, 2013, by and between Comerica Bank (“Bank”) and ARRAY BIOPHARMA INC. (“Borrower”). This Addendum supplements the terms of the Loan and Security Agreement dated June 28, 2005, as amended from time to time, including by that certain First Amendment to Loan and Security Agreement dated as of December 19, 2005, that certain Second Amendment to Loan and Security Agreement, Consent and Waiver dated as of July 7, 2006, that certain Third Amendment to Loan and Security Agreement dated as of June 12, 2008, that certain Fourth Amendment to Loan and Security Agreement dated as of March 11, 2009, that certain Fifth Amendment to Loan and Security Agreement dated as of September 20, 2009, that certain Sixth Amendment to Loan and Security Agreement dated as of the date hereof, that certain bilateral extension letter dated as of March 4, 2011, that certain Seventh Amendment to Loan and Security Agreement dated as of June 11, 2011, that certain Eighth Amendment to Loan and Security Agreement dated as of December 28, 2012, that certain Ninth Amendment to Loan and Security Agreement dated as of June 4, 2013 and that certain Tenth Amendment to Loan and Security Agreement dated as of December 31, 2013. (collectively, the “Agreement”).
1.    Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.
a.    “Applicable Margin” means an amount per annum determined in accordance with the chart below based on Borrower’s total Cash at Bank.

Total Cash held in Accounts at Bank	Applicable Margin
Greater than or equal to $10,000,000	0.00%
Less than $10,000,000	2.00%

b.    “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.
c.    “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)
for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting

LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;
divided by

(2)
1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

d.    “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.
e.    "Prime Rate" means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.
e.    "Prime Referenced Rate" means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.
2.    Interest Rate. Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.
3.    Payment of Interest. Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the first day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum. Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.
4.    Bank’s Records. The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank's records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.
5.    Default Interest Rate. From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.
6.    Prepayment. Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.
7.    Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.
a.    If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank's principal executive office or LIBOR Lending Office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations hereunder or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.
b.    In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations hereunder, and such increase has the effect of reducing the rate of return on Bank's (or such controlling corporation's) capital as a consequence of such obligations or the maintaining of such Obligations hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to maintaining any Obligations hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to the undersigned, shall be conclusive and binding for all purposes absent manifest error.
8.    Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.
9.    Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK By: /s/ J.P. Michael Name: J.P. Michael Title: Senior Vice President	ARRAY BIOPHARMA INC. By: /s/ R. Michael Carruthers Name: Mike Carruthers Title: CFO

EXHIBIT E

Liquidity Certificate

(See excel spreadsheet)